Exhibit 3.45

CERTIFICATE OF INCORPORATION

OF

CASCADES TISSUE GROUP – SALES INC.

* * * * *

1.                                                                                       The name of the corporation is Cascades Tissue Group – Sales Inc.

2.                                                                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                                                                       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.                                                                                       The total number of shares of stock which the corporation shall have authority to issue is:  One Thousand (1000) shares of Common Stock, with no par value, all of which shall be of the same class.  Each holder thereof shall be entitled to one vote at all meetings of stockholders for each share of such stock standing in his name on the books of the corporation on the record date fixed for such meeting.

5.                                                                                       The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

Stefania Rocco, CT Corporation System	111 Eighth Avenue, New York, NY 10011

6.                                                                                       The corporation is to have perpetual existence.

7.                                                                                       In furtherance and not in limitation of the powers conferred by statute, the stockholders, or the board of directors of the corporation, without the assent or vote of the stockholders, shall have the power to adopt, alter, amend or repeal the by-laws of the corporation.

8.                                                                                       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:14 PM 06/21/2004
FILED 01:14 PM 06/21/2004

SRV 040455081 - 3819144 FILE

9.                                                                                       A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the General Corporation Law of the Sate of Delaware as the same exists or may hereafter be amended.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this of May 28, 2004.

/s/ Stefania Rocco
Stefania Rocco
Incorporator